Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

Tangoe, Inc.

Orange, Connecticut

We hereby consent to the incorporation by reference in this Registration Statement of our report dated May 2, 2011, except for Note 2 for which the date is June 15, 2011, relating to the consolidated financial statements of Tangoe, Inc., appearing in the Company’s Form S-1/A (No. 333-166123).

/s/ BDO USA, LLP

BDO USA, LLP

New York, New York

October 19, 2011